Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	David Klaassen	Matt Beasley
	(405) 553-6431	(405) 558-4600

Enable Midstream Announces Fourth Quarter and Full-Year 2018 Financial and Operating Results

•	Achieved an all-time high for quarterly natural gas gathered, natural gas processed and crude oil and condensate gathered volumes

•	Increased net income attributable to limited partners, Adjusted EBITDA and distributable cash flow (DCF) for fourth quarter and full-year 2018 compared to fourth quarter and full-year 2017

•	Exceeded full-year 2018 outlook for net income attributable to common units, Adjusted EBITDA, DCF and distribution coverage

•
Contracted or extended over 600,000 dekatherms per day (Dth/d) of transportation capacity during the fourth quarter, including recontracting with Oklahoma Gas & Electric Company (OG&E) for over 300,000 Dth/d of firm transportation service

OKLAHOMA CITY (Feb. 19, 2019) - Enable Midstream Partners, LP (NYSE: ENBL) today announced financial and operating results for fourth quarter and full-year 2018.

Net income attributable to limited partners was $174 million for fourth quarter 2018, an increase of $66 million compared to $108 million for fourth quarter 2017. Net income attributable to common units was $165 million for fourth quarter 2018, an increase of $66 million compared to $99 million for fourth quarter 2017. Net cash provided by operating activities was $286 million for fourth quarter 2018, an increase of $8 million compared to $278 million for fourth quarter 2017. Adjusted EBITDA for fourth quarter 2018 was $271 million, an increase of $33 million compared to $238 million for fourth quarter 2017. DCF for fourth quarter 2018 was $173 million, an increase of $27 million compared to $146 million for fourth quarter 2017.

Net income attributable to limited partners was $521 million for full-year 2018, an increase of $85 million compared to $436 million for full-year 2017. Net income attributable to common units was $485 million for full-year 2018, an increase of $85 million compared to $400 million for full-year 2017. Net cash provided by operating activities was $924 million for full-year 2018, an increase of $90 million compared to $834 million for full-year 2017. Adjusted EBITDA for full-year 2018 was $1,074 million, an increase of $150 million compared to $924 million for full-year 2017. DCF for full-year 2018 was $760 million, an increase of $100 million compared to $660 million for full-year 2017.

Exhibit 99.1

For fourth quarter 2018, DCF exceeded declared distributions to common unitholders by $35 million, resulting in a distribution coverage ratio of 1.26. For full-year 2018, DCF exceeded declared distributions to common unitholders by $208 million, resulting in a distribution coverage ratio of 1.38.

Enable uses derivatives to manage commodity price risk, and the gain or loss associated with these derivatives is recognized in earnings. Enable’s net income attributable to limited partners and net income attributable to common units for fourth quarter 2018 includes a $49 million gain on derivative activity, compared to a $4 million loss on derivative activity for fourth quarter 2017, resulting in an increase in net income of $53 million. The increase of $53 million is comprised of an increase related to the change in fair value of derivatives of $55 million and an increase in realized loss on derivatives of $2 million. Enable’s net income attributable to limited partners and net income attributable to common units for full-year 2018 includes an $11 million gain on derivative activity, compared to a $19 million gain on derivative activity for full-year 2017, resulting in a decrease in net income of $8 million. The decrease of $8 million is comprised of a decrease related to the change in fair value of derivatives of $2 million and an increase in realized loss on derivatives of $6 million. Additional details on derivative instruments and hedging activities can be found in Enable’s Annual Report on Form 10-K for the year ended Dec. 31, 2018.

For additional information regarding the non-GAAP financial measures Gross margin, Adjusted EBITDA and DCF, please see “Non-GAAP Financial Measures.”

MANAGEMENT PERSPECTIVE

“Enable executed at a high level in 2018, with record natural gas and crude oil gathered volumes and natural gas processed volumes, which drove financial performance that outpaced 2017,” said Rod Sailor, president and CEO. “We expanded our footprint by completing cost-effective, customer-focused expansion projects and strengthened our foundation for the long term with our acquisition of the Velocity system and announcement of the Gulf Run Pipeline project. For 2019, we will remain a disciplined operator, focused on our customers, deploying capital efficiently and building value for unitholders.”

BUSINESS HIGHLIGHTS

During fourth quarter 2018, per-day natural gas gathered volumes grew for the 12th consecutive quarter as a result of strong rig activity across Enable’s footprint. During fourth quarter 2018, Enable also achieved the highest per-day crude oil and condensate gathered volumes since its formation in May 2013. As of Feb. 12, 2019, there were fifty-four rigs across Enable’s footprint that were drilling wells expected to be connected to Enable’s gathering systems. Forty of those rigs were in the Anadarko Basin, nine were in the Ark-La-Tex Basin, two were in the Arkoma Basin and three were in the Williston Basin.

During fourth quarter 2018, Enable contracted or extended 600,000 Dth/d of transportation capacity, bringing total 2018 contracting to over 2,000,000 Dth/d. On the Enable Oklahoma Intrastate Transmission, LLC (EOIT) system, EOIT recontracted with its largest customer, OG&E, for five years of approximately 336,000 Dth/d firm transportation service. With this contract and EOIT's 228,000 Dth/d contract to serve OG&E's Muskogee Power Plant, Enable will provide over 550,000 Dth/d of firm transportation capacity to OG&E. During fourth quarter 2018, Enable placed the Muskogee project in service on time and under budget and, as previously announced, placed the CaSE project into full service.

Exhibit 99.1

The rate case originally filed by Enable Mississippi River Transmission, LLC (MRT) June 29, 2018, continues to advance at the Federal Energy Regulatory Commission (FERC). As of Jan. 1, 2019, MRT’s proposed rate increase is being billed to customers, subject to refund depending upon the outcome of the case. MRT remains focused on ensuring that the pipeline’s rates appropriately reflect historical investments and current costs.

On Nov. 8, 2018, Southeast Supply Header, LLC (SESH), Enable’s joint venture with Enbridge Inc., filed FERC Form 501-G, a one-time report required by the FERC in response to the reduction in the income tax rate and the Commission’s Revised Policy Statement on Master Limited Partnerships. SESH stated in the 501-G filing that it would submit a limited Natural Gas Act (NGA) section 4 filing to reduce its maximum tariff rates by 3.1 percent. The rate reduction is not expected to impact SESH’s current revenues, and current contract rates are significantly below the new maximum tariff rates. On Dec. 20, 2018, the Commission accepted SESH’s revised tariff records effective Jan. 1, 2019, as proposed, and found that SESH will not be subject to an NGA section 5 investigation for three years from the date the proposed rate reduction became effective, that is, from Jan. 1, 2019, through Jan. 1, 2022.

On Feb. 5, 2019, Enable announced that an affiliate of Golden Pass LNG (Golden Pass) is the cornerstone shipper for the Gulf Run Pipeline project. Enable’s announcement followed an announcement from Golden Pass that it had made a positive final investment decision for the liquefied natural gas (LNG) facility to be served by the Gulf Run Pipeline project. Golden Pass is a joint venture between affiliates of Qatar Petroleum and ExxonMobil. Following the final investment decision from Golden Pass and its 20-year cornerstone shipper commitment, Enable plans to continue advancing the project to meet the anticipated late 2022 in-service date, including filing for the required FERC approval.

On Jan. 29, 2019, Enable announced that it had entered into a $1 billion three-year unsecured term loan agreement. Enable has initially borrowed $200 million under the agreement, and a delayed-draw feature provides Enable the flexibility to make up to $800 million in additional borrowings for up to 180 days from Jan. 29, 2019. Under the term loan agreement, Enable can borrow at an interest rate based on the London Interbank Offered Rate (LIBOR) plus an incremental rate determined by Enable's credit ratings. The incremental rate for LIBOR borrowings is currently 125 basis points, 25 basis points less than the current incremental borrowing rate for LIBOR borrowings under Enable's revolving credit facility. The term loan can be prepaid at any time, in whole or in part, without penalty and includes two, one-year extension options, subject to lender approval. The term loan also contains substantially the same covenants as those contained in Enable's existing revolving credit agreement.

2019 OUTLOOK

Enable reaffirms the 2019 outlook presented in its third quarter 2018 financial results press release dated Nov. 7, 2018.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 4.62 trillion British thermal units per day (TBtu/d) for fourth quarter 2018, an increase of 12 percent compared to 4.11 TBtu/d for fourth quarter 2017. The increase was primarily due to higher gathered volumes in the Anadarko and Ark-La-Tex Basins.

Natural gas processed volumes were 2.57 TBtu/d for fourth quarter 2018, an increase of 19 percent compared to 2.16 TBtu/d for fourth quarter 2017. The increase was primarily due to higher processed volumes in the Anadarko Basin.

Exhibit 99.1

NGLs produced were 136.74 thousand barrels per day (MBbl/d) for fourth quarter 2018, an increase of 26 percent compared to 108.18 MBbl/d for fourth quarter 2017. The increase was primarily due to higher natural gas processed volumes and increased recoveries of ethane.

Crude oil and condensate gathered volumes were 76.59 MBbl/d for fourth quarter 2018, an increase of 165 percent compared to 28.86 MBbl/d for fourth quarter 2017. The increase was primarily due to the recent acquisition of Velocity Holdings, LLC's crude oil and condensate gathering system in the Anadarko Basin (the Velocity Acquisition).

Interstate transportation firm contracted capacity was 6.24 Bcf/d for fourth quarter 2018, an increase of 8 percent compared to 5.79 Bcf/d for fourth quarter 2017. The increase was primarily due to new contracted capacity on Enable Gas Transmission, LLC (EGT), including volumes from EGT’s CaSE project.

Intrastate transportation average deliveries were 2.21 TBtu/d for fourth quarter 2018, an increase of 14 percent compared to 1.94 TBtu/d for fourth quarter 2017. The increase was primarily related to increased gathered volumes in the Anadarko Basin.

FOURTH QUARTER FINANCIAL PERFORMANCE

Revenues were $950 million for fourth quarter 2018, an increase of $144 million compared to $806 million for fourth quarter 2017. Revenues are net of $183 million of intercompany eliminations for fourth quarter 2018 and $163 million of intercompany eliminations for fourth quarter 2017.

•
Gathering and processing segment revenues were $808 million for fourth quarter 2018, an increase of $151 million compared to $657 million for fourth quarter 2017. The increase in gathering and processing segment revenues was primarily due to an increase in revenues from changes in the fair value of natural gas, condensate and NGL derivatives, an increase in revenues from natural gas sales due to higher sales volumes inclusive of an increase due to the implementation of Accounting Standards Codification 606 (Revenue From Contracts With Customers) (ASC 606), an increase in processing service revenues resulting from higher processed volumes primarily under fixed processing arrangements in the Anadarko Basin, inclusive of an increase due to the implementation of ASC 606, an increase in revenues from NGL sales resulting from higher processed volumes and increased recoveries of ethane in the Anadarko Basin, inclusive of a decrease due to the implementation of ASC 606, partially offset by lower average NGL prices, an increase in natural gas gathering revenues due to higher fees and gathered volumes in the Anadarko and Ark-La-Tex Basins, inclusive of a decrease due to the implementation of ASC 606, and an increase in crude oil and condensate gathering revenues due to the Velocity Acquisition. These increases were partially offset by a decrease in revenues due to an intercompany management fee.

•
Transportation and storage segment revenues were $325 million for fourth quarter 2018, an increase of $13 million compared to $312 million for fourth quarter 2017. The increase in transportation and storage segment revenues was primarily due to an increase in revenues from firm transportation and storage services due to new interstate and intrastate transportation contracts, an increase in volume-dependent transportation revenues driven by an increase in commodity fees from new contracts, an increase in off-system transportation due to increases in volumes at higher rates and from natural gas sales primarily due to higher sales prices. These increases were partially offset by a decrease in revenues from natural gas sales primarily due to the implementation of ASC 606.

Exhibit 99.1

Gross margin was $466 million for fourth quarter 2018, an increase of $105 million compared to $361 million for fourth quarter 2017. Gross margin is net of $2 million of intercompany eliminations for fourth quarter 2018 and $3 million for fourth quarter 2017.

•
Gathering and processing segment gross margin was $329 million for fourth quarter 2018, an increase of $94 million compared to $235 million for fourth quarter 2017. The increase in gathering and processing segment gross margin was primarily due to an increase in gross margin from changes in the fair value of natural gas, condensate and NGL derivatives, an increase in processing service fees due to higher processed volumes primarily under fixed processing arrangements in the Anadarko Basin, inclusive of an increase due to the implementation of ASC 606, an increase in natural gas gathering fees due to higher fees and gathered volumes in the Anadarko Basin, inclusive of a decrease due to the implementation of ASC 606, an increase in revenues from NGL sales less the cost of NGLs primarily driven by higher processed volumes in the Anadarko and Ark-La-Tex Basins, partially offset by lower average NGL prices, inclusive of a decrease due to the implementation of ASC 606, and an increase in crude oil and condensate gathering revenues due to the Velocity Acquisition. These increases were partially offset by a decrease in revenues from natural gas sales less the cost of natural gas primarily due to an increase in fuel costs due to higher gathered volumes, inclusive of an increase due to the implementation of ASC 606.

•
Transportation and storage segment gross margin was $135 million for fourth quarter 2018, an increase of $6 million compared to $129 million for fourth quarter 2017. The increase in transportation and storage segment gross margin was primarily due to an increase in firm transportation and storage services due to new interstate and intrastate transportation contracts and an increase in gross margin from volume-dependent transportation primarily due to an increase in commodity fees from new contracts and an increase in off-system transportation due to increases in volumes at higher rates. These increases were partially offset by a decrease in system management activities.

Operation and maintenance and general and administrative expenses were $131 million for fourth quarter 2018, an increase of $15 million compared to $116 million for fourth quarter 2017. Operation and maintenance and general and administrative expenses are net of $1 million of intercompany eliminations in fourth quarter 2018 and net of $2 million of intercompany eliminations in fourth quarter 2017. The increase in operation and maintenance and general and administrative expenses was primarily due to an increase in expenses related to maintenance on treating plants as a result of increased Ark-La-Tex Basin activity, an increase in compressor rental expenses due to increased rental units, an increase in materials and supplies and contract services costs as a result of additional assets in service and an increase acquisition-related costs. These increases were partially offset by a decrease in payroll-related costs.

Depreciation and amortization expense was $106 million for fourth quarter 2018, an increase of $7 million compared to $99 million for fourth quarter 2017. The increase in depreciation and amortization expense was primarily due to the Velocity Acquisition in fourth quarter 2018 and additional assets placed in service.

Taxes other than income tax were $17 million for fourth quarter 2018 and 2017.

Interest expense was $43 million for fourth quarter 2018, an increase of $12 million compared to $31 million for fourth quarter 2017. The increase was primarily due to an increase in the amount of debt outstanding and higher interest rates on outstanding debt as a result of a long-term debt issuance in May 2018, the proceeds of which were used for the repayment of the remaining amount outstanding under Enable’s 2015 term loan agreement and additional amounts outstanding under its commercial paper program.

Exhibit 99.1

Capital expenditures were $620 million for fourth quarter 2018, compared to $464 million for fourth quarter 2017. Expansion capital expenditures were $576 million for fourth quarter 2018, compared to $416 million for fourth quarter 2017. Maintenance capital expenditures were $44 million for fourth quarter 2018 and $48 million for fourth quarter 2017.

QUARTERLY DISTRIBUTIONS

As previously announced, on Feb. 8, 2019, the board of directors of Enable’s general partner declared a quarterly cash distribution of $0.318 per unit on all outstanding common units for the quarter ended Dec. 31, 2018. The distribution is unchanged from the previous quarter. The quarterly cash distribution of $0.318 per unit on all outstanding common units will be paid Feb. 26, 2019, to unitholders of record at the close of business Feb. 19, 2019.

Also, as previously announced, the board declared a quarterly cash distribution of $0.625 per unit on all Series A Preferred Units for the quarter ended Dec. 31, 2018. The quarterly cash distribution of $0.625 per unit on all Series A Preferred Units outstanding was paid Feb. 14, 2019, to unitholders of record at the close of business Feb. 8, 2019.

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing fourth quarter results is scheduled today at 10 a.m. EST (9 a.m CST). The toll-free dial-in number to access the conference call is 833-535-2200, and the international dial-in number is 412-902-6730. The conference call ID is Enable Midstream Partners. Investors may also listen to the call via Enable’s website at http://investors.enablemidstream.com. Replays of the conference call will be available on Enable’s website.

ANNUAL REPORT

Enable today filed its annual report on the Form 10-K with the U.S. Securities and Exchange Commission.

The Form 10-K is available to view, print or download from the SEC filings page under the Investor Relations section on the Enable Midstream website at http://investors.enablemidstream.com.

Unitholders may order a printed copy of the Form 10-K by contacting Enable Midstream Investor Relations at 405-558-4600 or ir@enablemidstream.com.

AVAILABLE INFORMATION

Enable files annual, quarterly and other reports and other information with the U.S. Securities and Exchange Commission (SEC). Enable’s SEC filings are also available at the SEC’s website at http://www.sec.gov which contains information regarding issuers that file electronically with the SEC. Information about Enable may also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on Enable’s website at https://www.enablemidstream.com. On the investor relations tab of Enable’s website, https://investors.enablemidstream.com, Enable makes available free of charge a variety of information to investors. Enable’s goal is to maintain the investor relations tab of its website as a portal through which investors can easily find or navigate to pertinent information about Enable, including but not limited to:

Exhibit 99.1

•
Enable’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports as soon as reasonably practicable after Enable electronically files that material with or furnishes it to the SEC;

•	press releases on quarterly distributions, quarterly earnings and other developments;

•	governance information, including Enable’s governance guidelines, committee charters and code of ethics and business conduct;

•	information on events and presentations, including an archive of available calls, webcasts and presentations;

•	news and other announcements that Enable may post from time to time that investors may find useful or interesting; and

•	opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 13,900 miles of natural gas, crude oil, condensate and produced water gathering pipelines, approximately 2.6 Bcf/d of processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,300 miles of intrastate pipelines and eight storage facilities comprising 84.5 billion cubic feet of storage capacity. For more information, visit http://www.enablemidstream.com.

NON-GAAP FINANCIAL MEASURES

Enable has included the non-GAAP financial measures Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio in this press release based on information in its consolidated financial statements.

Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio are supplemental financial measures that management and external users of Enable’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	Enable’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of Enable’s assets to generate sufficient cash flow to make distributions to its partners;

•	Enable’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of Gross margin to total revenues, Adjusted EBITDA and DCF to net income attributable to limited partners, Adjusted EBITDA to net cash provided by operating activities and Adjusted interest expense to interest expense, the most directly comparable GAAP financial measures as applicable, for each of the periods indicated. Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between Enable’s financial operating performance and cash distributions. Enable believes

Exhibit 99.1

that the presentation of Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio should not be considered as alternatives to net income, operating income, total revenue, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio may be defined differently by other companies in Enable’s industry, its definitions of these measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

Some of the information in this press release may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “should,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this press release and in our Annual Report on Form 10-K for the year ended Dec. 31, 2018 (“Annual Report”). Those risk factors and other factors noted throughout this press release and in our Annual Report could cause our actual results to differ materially from those disclosed in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements.

Any forward-looking statements speak only as of the date on which such statement is made and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information or otherwise, except as required by applicable law.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$609	$517	$2,106	$1,653
Service revenue	341	289	1,325	1,150
Total Revenues	950	806	3,431	2,803
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	484	445	1,819	1,381
Operation and maintenance	99	92	388	369
General and administrative	32	24	113	95
Depreciation and amortization	106	99	398	366
Taxes other than income tax	17	17	65	64
Total Cost and Expenses	738	677	2,783	2,275
Operating Income	212	129	648	528
Other Income (Expense):
Interest expense	(43)	(31)	(152)	(120)
Equity in earnings of equity method affiliate	6	7	26	28
Other, net	(1)	—	—	—
Total Other Expense	(38)	(24)	(126)	(92)
Income Before Income Tax	174	105	522	436
Income tax expense	(1)	(3)	(1)	(1)
Net Income	$175	$108	$523	$437
Less: Net income attributable to noncontrolling interest	1	—	2	1
Net Income Attributable to Limited Partners	$174	$108	$521	$436
Less: Series A Preferred Unit distributions	9	9	36	36
Net Income Attributable to Common and Subordinated Units (1)	$165	$99	$485	$400

Basic earnings per unit
Common units	$0.38	$0.23	$1.12	$0.92
Subordinated units (1)	$—	$—	$—	$0.93
Diluted earnings per unit
Common units	$0.38	$0.23	$1.11	$0.92
Subordinated units (1)	$—	$—	$—	$0.93
___________________

(1)	All outstanding subordinated units converted into common units on a one-for-one basis on August 30, 2017.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(In millions)
Reconciliation of Gross margin to Total Revenues:
Consolidated
Product sales	$609	$517	$2,106	$1,653
Service revenue	341	289	1,325	1,150
Total Revenues	950	806	3,431	2,803
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	484	445	1,819	1,381
Gross margin	$466	$361	$1,612	$1,422

Reportable Segments
Gathering and Processing
Product sales	$605	$494	$2,016	$1,538
Service revenue	203	163	802	632
Total Revenues	808	657	2,818	2,170
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	479	422	1,741	1,285
Gross margin	$329	$235	$1,077	$885

Transportation and Storage
Product sales	$183	$182	$625	$621
Service revenue	142	130	537	525
Total Revenues	325	312	1,162	1,146
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	190	183	628	604
Gross margin	$135	$129	$534	$542

Exhibit 99.1

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(In millions, except Distribution coverage ratio)
Reconciliation of Adjusted EBITDA and DCF to net income attributable to limited partners and calculation of Distribution coverage ratio:
Net income attributable to limited partners	$174	$108	$521	$436
Depreciation and amortization expense	106	99	398	366
Interest expense, net of interest income	43	31	152	120
Income tax expense	(1)	(3)	(1)	(1)
Distributions received from equity method affiliate in excess of equity earnings	(4)	(4)	7	5
Non-cash equity-based compensation	4	3	16	15
Change in fair value of derivatives	(54)	1	(26)	(28)
Other non-cash losses (1)	3	3	7	11
Adjusted EBITDA	$271	$238	$1,074	$924
Series A Preferred Unit distributions (2)	(9)	(9)	(36)	(36)
Distributions for phantom and performance units (3)	—	—	(5)	(2)
Adjusted interest expense (4)	(45)	(33)	(159)	(123)
Maintenance capital expenditures	(44)	(48)	(114)	(101)
Current income taxes	—	(2)	—	(2)
DCF	$173	$146	$760	$660

Distributions related to common and subordinated unitholders (5)	$138	$138	$552	$551

Distribution coverage ratio	1.26	1.06	1.38	1.20
___________________

(1)	Other non-cash losses includes loss on sale of assets and write-downs of materials and supplies.

(2)
This amount represents the quarterly cash distributions on the Series A Preferred Units declared for the years-ended December 31, 2018 and 2017. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

(3)
Distributions for phantom and performance units represent distribution equivalent rights paid in cash. Phantom unit distribution equivalent rights are paid during the vesting period and performance unit distribution equivalent rights are paid at vesting.

(4)	See below for a reconciliation of Adjusted interest expense to Interest expense.

(5)
Represents cash distributions declared for common and subordinated units outstanding as of each respective period. Amounts for 2018 reflect estimated cash distributions for common units outstanding for the quarter ended December 31, 2018.

Exhibit 99.1

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$286	$278	$924	$834
Interest expense, net of interest income	43	31	152	120
Net income attributable to noncontrolling interest	(1)	—	(2)	(1)
Current income taxes	—	2	—	2
Other non-cash items(1)	3	2	7	4
Proceeds from insurance	1	2	2	2
Changes in operating working capital which (provided) used cash:
Accounts receivable	(47)	(44)	11	28
Accounts payable	(25)	(70)	(6)	(54)
Other, including changes in noncurrent assets and liabilities	69	40	5	12
Return of investment in equity method affiliate	(4)	(4)	7	5
Change in fair value of derivatives	(54)	1	(26)	(28)
Adjusted EBITDA	$271	$238	$1,074	$924
____________________

(1)	Other non-cash items include amortization of debt expense, discount and premium on long-term debt and write-downs of materials and supplies.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest Expense	$43	$31	$152	$120
Amortization of premium on long-term debt	2	2	6	6
Capitalized interest on expansion capital	2	—	6	—
Amortization of debt expense and discount	(2)	—	(5)	(3)
Adjusted interest expense	$45	$33	$159	$123

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating Data:
Gathered volumes—TBtu	425	378	1,637	1,300
Gathered volumes—TBtu/d	4.62	4.11	4.48	3.56
Natural gas processed volumes—TBtu (1)	236	199	877	715
Natural gas processed volumes—TBtu/d (1)	2.57	2.16	2.40	1.96
NGLs produced—MBbl/d (1)(2)	136.74	108.18	129.98	90.11
NGLs sold—MBbl/d (1)(2)(3)	145.37	116.27	132.06	92.21
Condensate sold—MBbl/d	5.68	4.91	5.90	4.79
Crude oil and condensate gathered volumes—MBbl/d	76.59	28.86	41.07	25.56
Transported volumes—TBtu	526	455	2,028	1,838
Transported volumes—TBtu/d	5.72	4.95	5.56	5.04
Interstate firm contracted capacity—Bcf/d	6.24	5.79	5.94	6.21
Intrastate average deliveries—TBtu/d	2.21	1.94	2.08	1.88
____________________

(1)	Includes volumes under third party processing arrangements.

(2)	Excludes condensate.

(3)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Anadarko
Gathered volumes—TBtu/d	2.38	1.99	2.21	1.81
Natural gas processed volumes—TBtu/d (1)	2.14	1.75	1.99	1.61
NGLs produced—MBbl/d (1)(2)	119.92	92.36	113.63	76.37
Crude oil and condensate gathered volumes—MBbl/d	48.17	—	12.14	—
Arkoma
Gathered volumes—TBtu/d	0.53	0.54	0.55	0.55
Natural gas processed volumes—TBtu/d (1)	0.10	0.09	0.10	0.09
NGLs produced—MBbl/d (1)(2)	6.56	4.84	6.55	4.79
Ark-La-Tex
Gathered volumes—TBtu/d	1.71	1.58	1.72	1.20
Natural gas processed volumes—TBtu/d	0.33	0.32	0.31	0.26
NGLs produced—MBbl/d (2)	10.26	10.98	9.80	8.95
Williston
Crude oil gathered volumes—MBbl/d	28.42	28.86	28.93	25.56
__________________

(1)	Includes volumes under third party processing arrangements.

(2)	Excludes condensate.